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                                                                              13
                                   EXHIBIT 11

                     RITE AID CORPORATION AND SUBSIDIARIES
                STATEMENTS RE COMPUTATION OF PER SHARE EARNINGS
               THIRTEEN WEEKS ENDED MAY 31, 1997 AND JUNE 1, 1996
                    (In Thousands Except Per Share Amounts)

                                                                                                   May 31, 1997    June 1, 1996
                                                                                                   ------------    ------------
           EARNINGS PER COMMON SHARE - ASSUMING NO DILUTION
           ------------------------------------------------
           Net income                                                                                   $68,241         $32,716
                                                                                                        =======         =======
           Weighted average number of common shares outstanding                                         122,834          83,865
                                                                                                        =======          ======
           Earnings per common share - assuming no dilution                                                $.56            $.39
                                                                                                           ====            ====

           EARNINGS PER COMMON SHARE - ASSUMING FULL DILUTION (b)
           ------------------------------------------------------

           Earnings
           --------
           Net income                                                                                   $68,241         $32,716
           Add after tax interest expense applicable to 6 3/4% convertible debentures (a)                 2,404           1,998
                                                                                                          -----           -----
           Net income, as adjusted (b)                                                                  $70,645         $34,714
                                                                                                        =======         =======

           Common Shares
           -------------
           Weighted average number of common shares outstanding                                         122,834          83,865
           Assuming conversion of 6 3/4% convertible debentures                                           5,875           6,395
           Assuming exercise of options reduced by the number of shares which could have been
             purchased with the proceeds from exercise of such options                                    1,991             620
                                                                                                          -----             ---
           Weighted average number of common shares outstanding, as adjusted (b)                        130,700          90,880
                                                                                                        =======          ======

           Earnings per common share assuming full dilution (b)                                            $.54            $.38
                                                                                                           ====            ====

         (a) Shown net of income taxes which were calculated at the Company's effective tax rate.

         (b)  This calculation is submitted in accordance with Regulation
              S-K item 601(b)(11) although not required by APB Opinion No. 15 since the dilution is not material.